Exhibit 21.1

Subsidiaries of the Registrant

1.	Dubuque Bank and Trust Company, an Iowa state bank with its main office located in Dubuque, Iowa

1a.	DB&T Insurance, Inc.

1b.	DB&T Community Development Corp.

2 .	Galena State Bank & Trust Co., an Illinois state bank with its main office located in Galena, Illinois

3.	First Community Bank, an Iowa state bank with its main office located in Keokuk, Iowa

4.	Riverside Community Bank, an Illinois state bank with its main office located in Rockford, Illinois

5.	Wisconsin Community Bank, a Wisconsin state bank with its main office located in Madison, Wisconsin

6.	New Mexico Bank & Trust, a New Mexico state bank with its main office located in Albuquerque, New Mexico

7.	Arizona Bank & Trust, an Arizona state bank with its main office located in Phoenix, Arizona

8.	Rocky Mountain Bank, a Montana state bank with its main office located in Billings, Montana

9.	Summit Bank & Trust, a Colorado state bank with its main office located in Broomfield, Colorado

10.	Minnesota Bank & Trust, a Minnesota state bank with its main office located in Edina, Minnesota

11.	Citizens Finance Co., a consumer finance company

12.	Heartland Financial Statutory Trust III

13.	Heartland Financial Statutory Trust IV

14.	Heartland Financial Statutory Trust V

15.	Heartland Financial Statutory Trust VI

16.	Heartland Financial Statutory Trust VII

17.	Rocky Mountain Statutory Trust I

18.	Heartland Community Development Inc., a property management company with a primary purpose of holding and managing nonperforming assets